                                                                    EXHIBIT 2.12

                            ASSET PURCHASE AGREEMENT


                                  by and among


                           PERFECT FIT GLOVE CO., INC.

                         SCHAS CIRCULAR INDUSTRIES, INC.

                       X-PERT INDUSTRIAL PRODUCTS LIMITED

                        PERFECT INDUSTRIAL PRODUCTS, INC.

                          YADKIN LEASING COMPANY, INC.

                                 FRANK A. STUCKE

                                JOSEPH P. HOERNER

                                EDWARD MESANOVIC


                                       and


                             BACOU USA SAFETY, INC.



                          Dated as of February 24, 1999

                                TABLE OF CONTENTS


SECTION                                                                 PAGE
-------                                                                 ----



Preamble                                                                  1

Article I   PURCHASE AND SALE                                             1

Article II   DESCRIPTION OF ASSETS; EXCLUDED ASSETS                       2

         Section 2.01.  Assets

         Section 2.02.  Excluded Assets

Article III   ASSUMPTION OF LIABILITIES                                   2

         Section 3.01.  Assumed Liabilities

         Section 3.02.  Non-Assumed Liabilities

Article IV   INSTRUMENTS OF TRANSFER AND ASSUMPTION                       3

         Section 4.01.  Transfer Documents

         Section 4.02.  Assumption Documents

Article V   PURCHASE PRICE; ALLOCATION                                    4

         Section 5.01.  Purchase Price

         Section 5.02.  Payment of Purchase Price

         Section 5.03.  Allocation of Purchase Price

         Section 5.04.  Purchase Price Adjustment

         Section 5.05.  Earnout

Article VI   CLOSING                                                      6

Article VII   SELLING GROUP'S REPRESENTATIONS                             7

         Section 7.01.  Organization; Qualification

         Section 7.02.  Consents, Authorization, Execution and
                           Delivery of Agreement

         Section 7.03.  Subsidiaries and Interests in Other Companies

         Section 7.04.  Title to Assets; Condition of Assets.

         Section 7.05.  Real Property--Owned

         Section 7.06.  Real and Personal Property--Leased

         Section 7.07.  Existing Contracts

         Section 7.08.  Governmental Licenses

         Section 7.09.  Compliance with Laws.

         Section 7.10.  No Violation of Existing Agreements.

         Section 7.11.  Litigation and Legal Proceedings

         Section 7.12.  Environmental Compliance

         Section 7.13.  Employees

         Section 7.14.  Employee Benefits

         Section 7.15.  Tax Matters

         Section 7.16.  Financial Statements

         Section 7.17.  Customers/Agents/Suppliers

         Section 7.18.  Insurance

         Section 7.19.  Brokers

         Section 7.20.  Undisclosed Liabilities

         Section 7.21.  Proprietary Rights

         Section 7.22.  Accounts Receivable and Bad Debts

         Section 7.23.  Certain Business Relationships with
                           Selling Group

         Section 7.24.  Warranty and Product Liability Claims

         Section 7.25.  Absence of Certain Business Practices

         Section 7.26.  Year 2000 Compatibility

         Section 7.27.  Disclosure

Article VIII   PURCHASER'S REPRESENTATIONS                               16

         Section 8.01.  Organization; Qualification

         Section 8.02.  Consents; Authorization; Execution and
                           Delivery of Agreement

         Section 8.03.  Brokers

Article IX   CONDITIONS PRECEDENT TO PURCHASER'S
         OBLIGATION TO CLOSE                                             17

         Section 9.01.  Accuracy of Representations and Warranties;
                           Performance of this Agreement

         Section 9.02.  Resolutions

         Section 9.03.  Incumbency Certificates

         Section 9.04.  Consents

         Section 9.05.  Due Diligence

         Section 9.06.  No Material Adverse Change

         Section 9.07.  Opinion of Counsel to Selling Group

         Section 9.08.  Closing Escrow Agreement

         Section 9.09.  Real Property

         Section 9.10.  Employment Agreements

         Section 9.11.  HSR Act Notification

         Section 9.12.  Environmental Assessment

         Section 9.13.  Good Standing Certificates

Article X   CONDITIONS PRECEDENT TO SELLING GROUP'S
                  OBLIGATION TO CLOSE                                    19

         Section 10.01.  Accuracy of Representations and Warranties;
                           Performance of this Agreement

         Section 10.02.  Directors' Resolutions

         Section 10.03.  Incumbency Certificate

         Section 10.04.  Opinion of Counsel to Purchaser

         Section 10.05.  HSR Act Notification

         Section 10.06. Employment Agreements

Article XI   CASUALTY LOSSES                                             20

Article XII   INDEMNIFICATION                                            21

         Section 12.01.  Indemnification by Selling Group

         Section 12.02.  Indemnification by Purchaser

         Section 12.03.  Notice of Claims; Defense of Third Party

         Section 12.04.  Closing Escrow Agreement

Article XIII   CONFIDENTIALITY, PRESS RELEASES                           24

         Section 13.01.  Confidentiality

         Section 13.02.  Press Releases

         Section 13.03.  Required Disclosures

Article XIV   BROKERS' FEES                                              24

Article XV   COVENANTS OF SELLING GROUP                                  25

         Section 15.01.  Conduct of Business

         Section 15.02.  No Solicitation

         Section 15.03.  Access and Information

         Section 15.04.  Financial Statements

         Section 15.05.  Use of Business Name

         Section 15.06.  Change of Selling Group Names

         Section 15.07.  Bank Accounts

         Section 15.08.  Payment to Alico

         Section 15.09.  Post-Closing Schedules

Article XVI   MISCELLANEOUS                                              27

         Section 16.01.  Additional Instruments of Transfer

         Section 16.02.  Notices

         Section 16.03.  Expenses

         Section 16.04.  Transfer Taxes

         Section 16.05.  Collection Procedures

         Section 16.06.  Specific Performance

         Section 16.07.  Governing Law

         Section 16.08.  Assignment

         Section 16.09.  Successors and Assigns

         Section 16.10.  Amendments; Waivers

         Section 16.11.  Entire Agreement

         Section 16.12.  Counterparts

         Section 16.13.  Severability

         Section 16.14.  Section Headings

         Section 16.15.  Interpretation

         Section 16.16.  Further Assurances

         Section 16.17.  Third Parties

         Section 16.18.  Mediation

         Section 16.19.  Arbitration

         Section 16.20.  Termination

DEFINED TERMS                                                            35

SCHEDULES                                                                38

EXHIBITS                                                                 64

                                    SCHEDULES



2.01            Itemized Assets to be Purchased

2.02            Excluded Assets

3.01            Assumed Liabilities

3.02            Non-Assumed Liabilities

5.03            Allocation of Purchase Price

7.02            Consents Needed

7.04(a)         Liens

7.04(b)         Building, Zoning Compliance

7.05            Owned Real Property

7.06            Leased Real Property

7.07            Existing Contracts

7.08            Governmental Licenses

7.09            Compliance with Laws

7.10            Violations of Existing Contracts

7.11            Litigation

7.12            Environmental Compliance

7.13            Employees

7.16(a)(i)      Historical Financial Statements

7.16(a)(ii)     Current Financial Statements

7.16(c)         Ordinary Business Practices--Financial Statements

7.16(d)         Dividends or distributions--Financial Statements

7.17            Customers/Agents/Suppliers

7.21.           Intellectual Property Rights

7.22            Accounts Receivable and Bad Debts

7.23            Affiliate Relationships

7.24(a)         Warranties and Product Liability Claims

7.24(b)         Incidents involving Personal Injury

7.25            Certain Business Practices

7.27            Other Disclosures

15.01(e)        Compensation

15,01(f)        Acts or Omissions

15.01(g)        Dividends or Distributions

                                    EXHIBITS



4.01(a)         Assignment and Bill of Sale

4.02            Assumption Agreement

5.02            Closing Escrow Agreement

5.05            Earnout Calculation

9.10(a)         Employment Agreement with Joseph P. Hoerner

9.10(b)         Employment Agreement with Frank A. Stucke

9.10(c)         Employment Agreement with William Alico

9.10(d)         Employment Agreement with Edward Mesanovic

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of February 24, 1999 by and among (i) Perfect Fit Glove Co., Inc., a New York corporation ("PFG"), (ii) SCHAS Circular Industries, Inc., a North Carolina corporation ("SCHAS"), (iii) X-Pert Industrial Products Limited, a New York corporation ("X-PERT"), (iv) Perfect Industrial Products, Inc., a New York corporation ("PIP") (PFG, SCHAS, X-Pert, and PIP, collectively "GLOVE SELLERS"),
(v) Frank A. Stucke, an individual residing in West Seneca, New York ("Stucke") and Joseph P. Hoerner, an individual residing in Orchard Park, New York ("Hoerner") who together constitute the majority stockholders of PFG and all of the stockholders of SCHAS and X-Pert, along with (vi) Edward Mesanovic, an individual residing in Tonawanda, New York ("Mesanovic"), the sole shareholder of PIP (collectively Stucke, Hoerner and Mesanovic, the "STOCKHOLDERS"), (vii) Yadkin Leasing Company, Inc., a North Carolina corporation ("YADKIN") (the Glove Sellers and Yadkin, collectively the "OPERATING COMPANIES" and the Operating Companies and Stockholders, collectively "SELLING GROUP") and (viii) Bacou USA Safety, Inc., a Delaware corporation ("PURCHASER").

         WHEREAS, Glove Sellers manufacture and market protective gloves and other related products in the United States and throughout the world ("GLOVE BUSINESS"). Yadkin engages in leasing activities in connection with the Glove Business in North Carolina ("Leasing Business"). Stucke and Hoerner own and manage real property in Cheektowaga, New York and SCHAS leases property in Wilkesboro, North Carolina relating to the Glove Business ("REAL ESTATE BUSINESS") (the Glove Business, the Leasing Business and the Real Estate Business, collectively the "BUSINESS"); and

         WHEREAS, Purchaser desires to purchase from Selling Group, and Selling Group desires to sell to Purchaser, substantially all of the assets and rights of Selling Group relating to the Business, all subject to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:


                                    ARTICLE I
                                PURCHASE AND SALE

         Subject to the terms and conditions set forth in this Agreement, Selling Group agrees to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Selling Group at the Closing, all of Selling Group's right, title and interest in and to the Assets, free and clear of all debts, liabilities, obligations, and taxes other than Assumed Liabilities, and free and clear of LIENS (other than Permitted Liens).

                                   ARTICLE II
                     DESCRIPTION OF ASSETS; EXCLUDED ASSETS

         SECTION 2.01. ASSETS. The assets to be conveyed to Purchaser shall include all real and personal tangible and intangible assets, properties and rights owned by Selling Group of whatever description (including without limitation, all permits and licenses, material agreements, contracts and leases (provided that consents to assignment have been obtained to the extent required by law or by the terms of such documents or that Purchaser has agreed to assume the obligations thereunder post-Closing while consents are being obtained), real property and personal property as set forth on Schedule 2.01 hereto), cash, customer records, machinery, equipment, vehicles, computers and software, furniture, fixtures, supplies, inventory and all other physical assets, agreements, contracts and leases that are not deemed material, interests, systems and documents regarding real property, Intellectual Property, credits and other prepaid items, claims and rights of recovery, purchase orders, accounts receivable, rights to bill and receive payment for products shipped and/or services performed but unbilled or unpaid, advertising, marketing and promotional materials, all rights to receive warranties, guarantees or indemnification, and all goodwill as a going concern which relate in any way to the ownership, use or operation of the Business, except assets specifically excluded pursuant to Section 2.02 hereof as of the date hereof plus or minus such assets acquired or disposed of in the ordinary course of business on or prior to the Closing (collectively, the "ASSETS"). Such Assets shall be free and clear of all Liens, other than Permitted Liens, as of the Closing.

         SECTION 2.02. EXCLUDED ASSETS. The properties and assets specifically listed and described in SCHEDULE 2.02 hereto which relate to the Business shall not be included in the Assets, shall be retained by Selling Group and shall not be sold, assigned or transferred to Purchaser (the "EXCLUDED ASSETS").


                                   ARTICLE III
                            ASSUMPTION OF LIABILITIES

         SECTION 3.01. ASSUMED LIABILITIES. At Closing, Purchaser shall assume and agree to perform and discharge the following to the extent not previously performed or discharged as of the Closing: (i) all obligations of Selling Group which accrue and are to be performed from and after the Closing under those permits and licenses, material agreements, contracts and leases either set forth on SCHEDULE 2.01 attached hereto or those agreements, contracts and leases of a non-material nature which are not required by this Agreement to be set forth on
SCHEDULE 2.01 (all of such assets referred to in item (i) being referred to hereinafter as the "ASSUMED CONTRACTS"); (ii) all liabilities of Selling Group as reflected on the Closing Date Balance Sheet; and (iii) such items as are set forth on Schedule 3.01 (such items (i) through (ii) are collectively referred to herein as the "ASSUMED LIABILITIES").

         SECTION 3.02. NON-ASSUMED LIABILITIES. Other than as may be required by
Section 12.01(d) hereof, Purchaser shall not be liable for any other liabilities, debts, contracts, agreements, including without limitation any contracts or agreements set forth on SCHEDULE 2.02, or other obligations of Selling Group of any nature whatsoever, other than the Assumed Liabilities (the "NON-ASSUMED LIABILITIES") AS SET FORTH ON SCHEDULE 3.01, including without limitation the following Non-Assumed Liabilities: (a) liabilities and obligations for federal, state, or local income taxes arising in connection with the Business for periods ending on or prior to the Closing or arising as a result of the transactions contemplated by this Agreement, (b) liabilities and obligations, the existence of which constitutes a breach of any representation or warranty made by any Selling Group member in this Agreement or in any document delivered by it pursuant hereto, (c) liabilities and obligations incurred in connection with the preparation of this Agreement, and the consummation of the transactions contemplated hereby, except for reasonable legal and accounting fees not to exceed $75,000 and reasonable accounting fees for work performed by Skrobacz & Company specifically requested by Purchaser pursuant to Section 7.16(a)(iii) and (iv) of this Agreement, (d) liabilities and obligations based upon tortious or illegal conduct, (e) except for that certain agreement dated January, 1998 by and between SCHAS and Bryant Miller, the liabilities and obligations arising under any agreement with employees in the nature of a golden parachute or similar payment, (f) except for such employment terms as Purchaser may agree upon, any liabilities and obligations with respect to those employees of any Selling Group member listed in SCHEDULE 3.02 (certain family members), (g) any liabilities and obligations for any violation of any Environmental Law in connection with the Business occurring prior to the Closing Date, and (h) any environmental liabilities and obligations in connection with the Business occurring prior to the Closing Date relating to the Assets, any of which arise out of conduct which occurred or conditions which existed on or before Closing, even if such liability, obligation, conduct or condition is first discovered or a claim is first asserted after the Closing.


                                   ARTICLE IV
                     INSTRUMENTS OF TRANSFER AND ASSUMPTION

         SECTION 4.01. TRANSFER DOCUMENTS. (a) At the Closing, Selling Group will deliver to Purchaser (i) one or more Bills of Sale in substantially the form attached hereto as EXHIBIT 4.01 (a "BILL OF SALE"), (ii) all such other good and sufficient instruments of sale, transfer and conveyance, including, without limitation, assignments of leases and deed(s) of real property, in such form and including such matters as Purchaser shall reasonably request and as shall be reasonably acceptable to Selling Group, as shall be effective to vest in Purchaser all of Selling Group's right and title to, and interest in, the Assets; and (iii) all contracts and commitments, instruments, books and records (except as otherwise provided in Section 2.02 hereof) and other data included in the Assets.

                  (b) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Government Document or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of Purchaser or any Selling Group member thereunder; and any transfer or assignment to Purchaser by any Selling Group member of any interest under any Government Document that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, each Selling Group member shall continue to use all reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and each Selling Group member will cooperate with Purchaser in any reasonable manner to provide that the Purchaser shall receive the interest of any Government Document, including performance by each Selling Group member, as the case may be, as agent, PROVIDED that Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor if such consent or approval had been obtained.

         SECTION 4.02. ASSUMPTION DOCUMENTS. At the Closing, Purchaser and Selling Group will execute and deliver (a) an Assumption Agreement in substantially the form attached hereto as EXHIBIT 4.02 (the "ASSUMPTION AGREEMENT") and (b) all such other good and sufficient instruments of assumption in such form and including such matters as Selling Group shall reasonably request and as shall be reasonably acceptable to Purchaser in order to effect the assumption of the Assumed Liabilities by Purchaser.


                                    ARTICLE V
                           PURCHASE PRICE; ALLOCATION

         SECTION 5.01. PURCHASE PRICE. The total purchase price for the Assets shall be Thirty- Seven Million Eight Hundred Thousand Dollars ($37,800,000) PLUS the assumption of the Assumed Liabilities as set forth in Section 3.01 , as adjusted in accordance with the provisions of Section 5.04 (as adjusted, the "PURCHASE PRICE").

         SECTION 5.02. PAYMENT OF PURCHASE PRICE. The following portions of the Purchase Price shall be payable by Purchaser at the Closing, as follows:

         (a) By the wire transfer delivery of Thirty-Five Million Eight Hundred Thousand Dollars ($35,800,000) in immediately available funds to such bank account or accounts as per written instructions of Selling Group, given to Purchaser at least five days prior to the Closing; and

         (b) By the wire transfer delivery of Two Million Dollars ($2,000,000) (the "CLOSING ESCROW PAYMENT") to Marine Midland Bank as escrow agent (the "CLOSING ESCROW AGENT") to be held, invested and disbursed pursuant to the terms of the Closing Escrow Agreement substantially in the form of
EXHIBIT 5.02 hereto (the "CLOSING ESCROW AGREEMENT").

         SECTION 5.03. ALLOCATION OF PURCHASE PRICE. The parties agree to allocate the aggregate of the Purchase Price and the Assumed Liabilities (collectively, the "AGGREGATE

PURCHASE PRICE"), among the respective portions of the Business in accordance with an allocation schedule to be prepared by Purchaser at its expense. Such allocation schedule shall be prepared in accordance with the applicable provisions of the Code and the allocation shall be determined according to the procedures set forth in Schedule 5.03.

         SECTION 5.04. PURCHASE PRICE ADJUSTMENT.

         (a) Purchaser and Selling Group acknowledge that it will not be possible to determine the Net Worth of the Operating Companies as of the Closing Date until after the Closing. For purposes of the Closing, Purchaser and Selling Group have estimated the Net Worth to be Nine Million Seven Hundred Twenty Two Thousand Dollars ($9,722,000) (the "ESTIMATED NET WORTH"). Accordingly, within approximately ninety (90) days after the Closing Date, Purchaser, at its expense, shall cause Skrobacz & Company accountants to prepare and deliver to Selling Group combined audited financial statements (with all material eliminations made) for PFG and SCHAS and the unaudited financial statements for X-Pert, PIP and Yadkin for the period beginning on January 1, 1999 and ending on the Closing Date prepared in accordance with GAAP consistent with past practice (except for certain accruals and prepaid expenses set forth on Schedule 3.01) (such financial statements, the "CLOSING DATE FINANCIAL STATEMENTS"). The balance sheet included in such Closing Date Financial Statements (the "CLOSING DATE BALANCE SHEET") shall identify Net Worth at the close of such period ("CLOSING DATE NET WORTH") as set forth in Section 7.16(a)(iv). The Excluded Assets shall be deducted from the Closing Date Net Worth and the Non-Assumed Liabilities shall be added to the Closing Date Net Worth to determine the Deliverable Net Worth.

         (b) Selling Group shall complete its review of the Closing Date Financial Statements within sixty (60) days after its receipt thereof. If Selling Group agrees with the Closing Date Financial Statements, or if Selling Group does not object to the same within such sixty (60) day period, then the Closing Date Financial Statements and Closing Date Net Worth reflected therein shall be deemed final and adopted by Purchaser and Selling Group.

         (c) If Selling Group believes that any amendment should be made to the Closing Date Financial Statements, Selling Group shall give Purchaser written notice of such proposed amendments, and the reasons therefor, within the same sixty (60) day period. If Purchaser agrees with the proposed amendments, these shall be made and the Closing Date Financial Statements, as amended, will be deemed final and adopted by Purchaser and Selling Group. If any proposed amendments are disputed by Purchaser, the parties shall negotiate in good faith to resolve all disputed amendments.

         (d) If, after a period of thirty (30) days following the date on which Selling Group has given Purchaser written notice of any proposed amendments to the Closing Date Financial Statements, any such amendments still remain disputed, then the disputed items shall be referred to an independent auditor, which shall be a nationally recognized accounting firm, to be mutually agreed between Purchaser and Selling Group or selected by an arbitrator selected by Purchaser and Selling Group. The independent auditor shall function as an arbitrator whose decision shall be final and binding on the parties. The independent auditor shall render a written decision which shall be based upon proper compliance with this Section 5.04. The fees and expenses of the independent auditor shall be split equally by the parties, unless the independent auditor shall determine that a party has acted in bad faith with respect to any claim or defense, in which case the party which has been determined to have acted in bad faith shall be obligated to pay all of the fees and expenses.

         (e) No later than ten (10) days after the Closing Date Financial Statements have been adopted, as provided in Section 5.04(b), (c) or (d), as the case may be, if the Estimated Net Worth exceeds the Closing Date Net Worth (the "Net Worth Shortfall"), Purchaser shall instruct the Closing Escrow Agent to promptly release and pay Purchaser the amount of the Net Worth Shortfall from the first One Million Dollars ($1,000,000) of the Escrowed Funds (as such term is defined in the Closing Escrow Agreements) and any remainder left over reflecting the difference between One Million Dollars ($1,000,000) and the Net Worth Shortfall shall be paid to Selling Group. Interest that has accrued on the total $1,000,000 escrow deposit shall be allocated to the parties according to the amounts paid to each party by the Closing Escrow Agent.

         (f) No later than ten (10) days after the Closing Date Financial Statements have been adopted, as provided in Section 5.04(b), (c) or (d), as the case may be, if the Estimated Net Worth is less than the Closing Date Net Worth, then Purchaser shall instruct the Closing Escrow Agent to promptly release and pay Selling Group $1,000,000 of the Escrowed Funds, as well as all interest income accrued thereon.

         SECTION 5.05. EARNOUT. (a) In addition to the Purchase Price, Purchaser shall pay Selling Group an earnout (the "Earnout") based on a comparison of the actual consolidated cash flow of the Business ("EBITDA") for 1999 with a target of $8,758,000 subject to such adjustments as agreed upon by the parties, all as set forth in EXHIBIT 5.05.

         (b) As and to the extent earned, the dollar value of the Earnout shall be payable in cash to Selling Group as soon as practicable following the determination of the EBITDA of the Operating Companies for 1999, which is expected to be no later than February 29, 2000.

         (c) For purposes of computing the Earnout, the EBITDA shall be equal to the consolidated pro forma EBITDA earnings of the Operating Companies for the period January 1 through December 31, 1999. To make this calculation, Purchaser shall prepare, at its expense, a PRO FORMA consolidating income statement for the Business of the Operating Companies for the period January 1 through December 31, 1999 in accordance with GAAP, such accounting principles to be applied consistently with past practice (including certain accrued expenses and liabilities set forth on Schedule 3.01).


                                   ARTICLE VI
                                     CLOSING

         Subject to the terms and conditions hereof, the closing (the "Closing") shall take place at the offices of Phillips Lytle Hitchcock Blaine & Huber LLP, 3400 Marine Midland Center,

Buffalo, New York 14203, on April 1, 1999 (or such other date as shall be agreed upon by the parties (the "CLOSING DATE")). At Closing, each party shall deliver or cause to be delivered to the other party the instruments of transfer and assumption referenced in Article IV of this Agreement and the other deliveries required hereunder and Purchaser shall deliver the Purchase Price as required pursuant to Section 5.02.


                                   ARTICLE VII
                         SELLING GROUP'S REPRESENTATIONS

         Each member of the Selling Group (except for Edward Mesanovic, who makes these representations only as they may pertain to PIP), jointly and severally represents and warrants (such representations and warranties to survive the Closing as set forth herein) that:

         SECTION 7.01. ORGANIZATION, QUALIFICATION. Each of the Operating Companies is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and qualification, and each corporate Selling Group member has all necessary corporate power and authority and each individual Selling Group member has all necessary power and authority to own and operate its or his properties and to carry on its or his business as now being conducted or proposed to be conducted and to carry out the transactions contemplated by this Agreement. Each Selling Group member has the full power and authority to execute and deliver and, perform its or his respective obligations under this Agreement and to undertake the transactions contemplated hereby.

         SECTION 7.02. CONSENTS, AUTHORIZATION, EXECUTION AND DELIVERY OF AGREEMENT. Except as set forth on SCHEDULE 7.02 hereto, all necessary consents and approvals have been obtained by each Selling Group member for the execution and delivery of this Agreement. The execution, delivery and performance of this Agreement by Selling Group and the transfer of the Assets to Purchaser have been duly and validly authorized and approved by all necessary corporate and stockholder action (with respect to the Operating Companies). This Agreement is a valid and binding obligation of each Selling Group member, enforceable against each such member in accordance with its terms except as enforceability may be limited by applicable bankrupcty, insolvency, reorganization, arrangement or similar laws affecting the rights of creditors generally and subject to the discretion of courts to award equitable remedies.

         SECTION 7.03. SUBSIDIARIES AND INTERESTS IN OTHER COMPANIES. The Corporate Selling Group members have no subsidiaries, and the Selling Group members do not own or control any shares or other securities of, or have any other proprietary interest in, any corporation, partnership, limited liability company, joint venture, business association or other Person related to the Business (other than their ownership or control of another Selling Group member).

         SECTION 7.04. TITLE TO ASSETS; CONDITION OF ASSETS. (a) Each Selling Group member has, and will convey or cause to be conveyed to Purchaser at Closing, as the case may be, good and marketable title to the Assets owned by it, free and clear of all Liens other than Permitted Liens. All Liens in effect on the date hereof which are to be discharged at Closing are listed on

SCHEDULE 7.04(a) hereto. The tangible personal property included among the Assets is in good working condition and repair, reasonable wear and tear excepted. The Assets constitute all of the assets which are used or useful in the operation of the Business as it is currently being conducted by Selling Group. Except as disclosed on SCHEDULE 7.23, no officer, director, stockholder, partner or employee of any Selling Group member or any other Person, other than a member of Selling Group, owns, leases or has any rights in any property, or other assets used in or useful to the Business other than the Excluded Assets.

         (b) Except as set forth on SCHEDULE 7.04(b), all of the buildings, fixtures and improvements owned or leased by Selling Group, and all heating and air conditioning equipment, plumbing, electrical and other mechanical facilities and the roof, walls and other structural components of the real property which are part of, or located in such buildings, or improvements that are owned or leased by Selling Group, substantially comply with applicable zoning laws and the building, health, fire and, subject to the limitations set forth in the representations of Selling Group in Section 7.12, environmental protection codes of all applicable governmental jurisdictions, have no structural defects and do not require any repair other than routine maintenance and the repair of ordinary wear and tear.

         SECTION 7.05.  REAL PROPERTY - OWNED.

         (a) The Owned Real Property set forth on SCHEDULE 2.01 and the use thereof are both in compliance with all applicable Real Property Laws, and no Selling Group member has received any work orders or notice of any defect in the construction or state of repair of any of the Owned Real Property or notice of any violation or claimed violation of any Real Property Law or of any changes or proposed changes to Real Property Laws which will adversely affect the current use of any of the Owned Real Property. The Owned Real Property and their continued use, occupancy and operation as currently used, occupied and operated do not constitute a nonconforming use under any Real Property Law and the continued existence, use, occupancy and operation of each Improvement, and the right and ability to repair and/or rebuild such Improvement in the event of casualty, is not dependent on any special permit, exception, approval or variance. To the Knowledge of any Selling Group member, there is no pending or anticipated change in any Real Property Law which would have an adverse effect upon the ownership, alteration, use, occupancy or operation of any of the Owned Real Property or any portion thereof, or upon the reconstruction of any Improvement in the event of a casualty. No dispute currently exists with any governmental entity with respect to any Real Property Law or the application thereof to any of the Owned Real Property. There are no encroachments upon any of the Owned Real Property and the Improvements situated upon such Owned Real Property do not encroach upon or violate any rights or way, easements or the lands of others. There are no violations of law or rule with respect to water supply, sewage or waste disposal facilities. No portion of any of the Owned Real Property has suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition. Except as set forth on SCHEDULE 7.05, no portion of any of the Owned Real Property is located in a special flood hazard area as designated by federal governmental authorities nor is any portion of the Owned Real Property subject to conservation authority regulation.

         (b) No Selling Group member has received any notice of any special assessment or condemnation from a governmental entity with respect to any of the Owned Real Property.

         (c) Except as set forth on SCHEDULE 7.05, no Selling Group member owns, holds or is obligated under, or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of all or any part of the Owned Real Property or any interest therein and no Selling Group member is a lessor, sublessor or grantor under any contract granting to another Person any right to the possession, use, occupancy or enjoyment of all or any part of the Owned Real Property or any interest therein.

         SECTION 7.06. REAL AND PERSONAL PROPERTY - LEASED. Set forth on
SCHEDULE 2.01 are true and accurate listings of all real and personal property leases to which a Selling Group member is a party setting forth (i) the name of the lessor and (ii) with respect to the real property leases, a description of the property leased. Except as set forth on SCHEDULE 7.06 all of the leases set forth on such Schedules are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, (ii) all accrued and currently payable rents and other payments required by such leases have been paid, (iii) Selling Group and, to Selling Group's Knowledge, each other party thereto have materially complied with all respective covenants and provisions of such leases, (iv) neither Selling Group nor, to Selling Group's Knowledge, any other party is in material default in any respect under any such leases, (v) no party has asserted any defense, set off, or counter claim thereunder, (vi) no waiver, indulgence or postponement of any obligations thereunder has been granted by any party, and (vii) the validity or enforceability of any such lease will be in no way affected by the sale of the Assets to Purchaser, provided all required consents have been obtained from the other parties to such lease.

         SECTION 7.07. EXISTING CONTRACTS. SCHEDULE 2.01 hereto set forth all contracts, commitments and agreements (written and oral) (except those terminable with notice provided in thirty (30) or fewer days) in effect on the date hereof with Selling Group's customers, all leases to which a Selling Group member is a party, and all other contracts, commitments and agreements (written and oral) to which a Selling Group member is a party which relate to the ownership of the Assets or the operation of the Business that are being assigned to Purchaser (the "Existing Contracts"). Except as disclosed on SCHEDULE 7.07, no officer, director, partner or employee of a Selling Group member or any Person (other than Selling Group members) controlling, controlled by or affiliated with or family member of any such officer, director or employee has any contractual relationship relating to the ownership or operation of the Business that is being sold, transferred or assigned to Purchaser. Selling Group has heretofore delivered to Purchaser true and correct copies of the Existing Contracts. Except as disclosed on SCHEDULE 7.07, Selling Group has no knowledge of any material breach or threatened breach by the other parties to any Existing Contracts. The Existing Contracts are in full force and effect and Selling Group is in compliance with each of its respective material obligations under such Existing Contracts. Except for the Existing Contracts, no Selling Group member has entered into any other contract, commitment or agreement relating to the ownership of the Assets or the operation of the Business, including, but not limited to, leases or guaranty agreements. There are no claims by third parties that a Selling Group member is required to enter into other agreements to enable it to continue to own the Assets and operate the Business as it is presently being operated.

         SECTION 7.08. GOVERNMENTAL LICENSES. Selling Group holds all Authorizations which are required in connection with the ownership of the Assets. All Authorizations are in full force and effect. Except as set forth on
SCHEDULE 7.08, the ownership of the Assets and the operation of the Business by Selling Group are not subject to specific industry regulation or supervision by any federal or state governmental unit.

         SECTION 7.09. COMPLIANCE WITH LAWS. Except as set forth on Schedule 7.09, to the best of Selling Group's knowledge, it is currently complying with, has complied with, and is not in default under or in violation of any statute, law (including environmental or employment laws), ordinance, decree, order, rule or regulation of any governmental body applicable to the Assets or the Business.

         SECTION 7.10. NO VIOLATION OF EXISTING CONTRACTS. Except as set forth on SCHEDULE 7.10, the execution, delivery and performance of this Agreement by Selling Group and Selling Group's transfer of the Assets to Purchaser (i) will not violate any provision of any law (ii) will not, with or without the giving of notice or the passage of time, or both, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under any Existing Contract, and (iii) will not result in the creation of any Lien upon the Assets or the Business other than Permitted Liens.

         SECTION 7.11. LITIGATION AND LEGAL PROCEEDINGS. There is no outstanding judgment against any Selling Group member or any director, officer, partner or stockholder of a Selling Group member affecting the Business or the Assets or which questions the validity of any action taken or to be taken by a Selling Group member pursuant to or in connection with the provisions of this Agreement. Except as set forth on SCHEDULE 7.11, there is no litigation, proceeding or investigation pending, or, to Selling Group's knowledge, threatened, against a Selling Group member or any director, officer, partner or stockholder of a Selling Group member affecting the Business or the Assets or which questions the validity of any action taken or to be taken by Selling Group pursuant to or in connection with the provisions of this Agreement. Except as set forth on
SCHEDULE 7.11, there are no proceedings pending to which a Selling Group member or any director, officer, partner or stockholder of a Selling Group member is a party or, to Selling Group's Knowledge, threatened, nor has Selling Group received written notice of any demand by any governmental agency, utility or other party, to terminate, modify or adversely change the terms and conditions of any Selling Group member's rights with respect to the Authorizations or Existing Contracts.

         SECTION 7.12. ENVIRONMENTAL COMPLIANCE. Except as otherwise disclosed in SCHEDULE 7.12 attached hereto, (a) any Hazardous Substance generated, used, treated, stored, or disposed of during Selling Group's ownership, occupation or use of the Assets or the Business has been and is being used, treated, stored or disposed of in material compliance with all Environmental Laws, and; (b) Selling Group has received no notice of any material violation of any applicable Environmental Laws relative to the Assets or the Business. Based upon Selling Group's information and belief, (y) no friable asbestos or polychlorinated biphenyl, and no underground storage tank, is contained in or located on or under any property or facility owned, occupied, used or leased by Selling Group, and (z) during Selling Group's ownership, occupation or use of the Assets or the Business, there has never been a release of any Hazardous Substances in, on, under, off or around any property or facility used, occupied, owned or leased by Selling Group. All environmental permits applicable to the Selling Group's use of the Owned Real Property and Leased real property have been obtained, are in full force and effect and are set forth on Schedule 7.12.

         Except as otherwise disclosed in SCHEDULE 7.12 attached hereto, and to the best of Selling Group's knowledge and belief, no Hazardous Substance has been generated, stored, disposed of or released, except in accordance with applicable Environmental Laws, in, on, under, off or around the land and buildings comprising the main assembly plant in Cheektowaga, New York at any time prior to the time that such plant was owned, occupied, used and/or leased by the Selling Group.

         SECTION 7.13. EMPLOYEES. SCHEDULE 7.13 sets forth a true and complete list of the names and current salaries of all salaried employees of Selling Group, and a list of average hourly pay rates for hourly employees, involved in the operation of the Business. Except as set forth on SCHEDULE 7.13, such employees are employees at will. Set forth on Schedule 7.13 is a list of employees' accrued but unused vacation. Selling Group has withheld all amounts required by law or agreement to be withheld by it from the wages, salaries and other payments to its employees and is not liable for any arrears of wages or any taxes for failure to comply with any of the foregoing. There are no collective bargaining agreements covering any of the employees of Selling Group. Selling Group has not breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union contract applicable to any of its employees. No consent of any union (or similar group or organization) is required in connection with the consummation of the transactions contemplated hereby. There are no pending, or, to Selling Group's Knowledge threatened or anticipated, and to the best knowledge of Selling Group, there is no factual basis for, any (a) employment discrimination (including age, sex, racial or handicap discrimination) charges or complaints against or involving Selling Group, before any federal, state, or local board, department, commission or agency or (b) unfair labor practice charges or complaints, disputes or grievances affecting Selling Group. There are no pending, or, to Selling Group's Knowledge, threatened or anticipated (a) union representation petitions respecting the employees of Selling Group, (b) efforts being made to organize any of the employees of Selling Group, or (c) strikes, slow downs, work stoppages, or lockouts or threats affecting Selling Group.

         SECTION 7.14. EMPLOYEE BENEFITS. (a) Each "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that any member of Selling Group maintains or contributes to and has ever maintained or contributed to with respect to the Business is named as follows: the Perfect Fit Glove Co., Inc. 401(k) Plan (the "401(k) Plan" and the Perfect Fit Glove Co., Inc. Profit-Sharing Plan and Trust (the "Profit Sharing Plan") (both collectively, the "Retirement Plans"). No member of Selling Group, nor any trade or business (whether or not incorporated) which is, or was at any relevant time, aggregated with each Operating Company pursuant to Section 414(b), (c), (m) or (o) of the Code, maintains or contributes to, has ever maintained or contributed to, or had an obligation to maintain or contribute to, any multi-employer plan within the meaning of Section 4001(3) of ERISA or to any "employee pension benefit plan" that is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code and Section 302 of ERISA.

         (b) (i) With respect to the Retirement Plans, no liability currently exists for Selling Group for any breach of fiduciary duty under Title I of ERISA and no event has occurred and no condition exists, which could subject Selling Group to any liability or breach of fiduciary duty under Title I of ERISA; (ii) with respect to the Retirement Plans, there is no liability under Title IV of ERISA.

         SECTION 7.15. TAX MATTERS. Except as set forth on SCHEDULE 7.15, (a) each Selling Group member has timely filed all Tax (as defined below) returns and statements which it is required to file; (b) all such returns are materially complete and accurate and disclose all Taxes required to be paid for the periods covered thereby; (c) no Selling Group member has waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency; (d) no assessment of any additional Taxes for periods for which returns have been filed has been asserted and no basis exists therefor; (e) to Selling Group's knowledge, there are no unresolved questions or claims raised by any Taxing authority concerning the Tax liability of any Selling Group member, (f) all Taxes which Selling Group members are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid and (g) each of Glove Sellers (except PIP and X-Pert) has made a valid election to be taxed as an "S Corporation" (as defined in Section 1361 of the Code) and will be classified for Federal income tax purposes as an S Corporation for the period from the date of its election through the Closing Date. Each Selling Group member has paid all Taxes due prior to the date hereof and will pay when due (or contest in good faith by appropriate proceedings) all Taxes which may become due on or before the Closing Date.

         SECTION 7.16.  FINANCIAL STATEMENTS.

                  (a) (i) Purchaser has heretofore been furnished with true and complete copies of the preliminary unaudited balance sheet of PFG as of September 30, 1997 and September 30, 1998 and for SCHAS as of December 31, 1997 and September 30, 1998 and the related statements of income and retained earnings for the years (or periods, as the case may be) then ended, and the combined balance sheet of the Operating Companies as of December 4, 1998 (the "Base Period")(the "Base Period Financial Statements"), each of such balance sheet and income statement being attached hereto as SCHEDULE 7.16(a)(i), (THE "HISTORICAL FINANCIAL STATEMENTS"). From and after the Base Period, the Stockholders have not taken any dividends, distributions or withdrawals from any of the Operating Companies except to pay salaries and rent in the normal course of business or to pay income taxes on account of their position as stockholders of the following S Corporations: PFG and SCHAS

                  (ii) Not less than one (1) week prior to the Closing, at Selling Group's cost, Purchaser shall be furnished with the audited balance sheet of PFG as of

         September 30, 1998 and for SCHAS as of December 31, 1998 and the related statements of income and retained earnings and cash flows for the year then ended prepared in accordance with generally accepted accounting principles consistent with past practices (except for certain accruals and prepaid expenses set forth on Schedule 3.01 and a review of opening inventory) as set forth on Schedule 7.16(a)(ii) (collectively, the "Current Financial Statements");

                  (iii) On or before July 1, 1999, at Purchaser's cost, Purchaser will be furnished with the audited balance sheet of PFG as of December 31, 1998 and March 31, 1999 and SCHAS as of March 31, 1999 and the related statements of income and retained earnings and cash flows for the period then ended prepared in accordance with generally accepted accounting principles consistent with past practice; and

                  (iv) On or before July 1, 1999, at Purchaser's cost, Purchaser will be furnished with a Schedule of the combined companies comprising the Business of Selling Group in substantially the same form as the Base Period Financial Statements setting forth combined Closing Date Net Worth of Selling Group.

         (b) Each of the Historical and Current Financial Statements delivered under Section 7.16 (a)(i) and (ii) hereof was prepared in accordance with GAAP applied on a basis consistent with prior periods and past practices and, with respect to the Current Financial Statements, subject to usual and customary year-end adjustments and except for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements; each of the balance sheets included in such Historical and Current Financial Statements fairly presents in all material respects the financial condition of Selling Group, as at the close of business on the date thereof; and each of the statements of income included in such Historical and Current Financial Statements fairly presents in all material respects the results of operations of Selling Group, for the fiscal period then ended.

         (c) Except as set forth on SCHEDULE 7.16(c) since December 31, 1998, Selling Group has not, except in the ordinary course of business consistent with past practice:

                  (i) sold, assigned or transferred any of its Assets (except for the Excluded Assets or for assets sold or disposed of and replaced by other assets of comparable use and value) or canceled any material debts or material claims;

                  (ii) waived any material rights, whether or not in the ordinary course of business;

                  (iii) entered into any other transaction, or entered into any transaction with any officer, director, partner or shareholder of a Selling Group member, or any affiliate or family member of any such Person;

                  (iv) suffered any material damage, destruction or casualty loss with respect to the Assets, whether or not covered by insurance;

                  (v) obligated itself or the Business to give free or reduced price goods to customers or distributors with respect to the Business; or

                  (vi) entered into any agreement or understanding to do any of the foregoing.

         (d) Except as set forth on Schedule 7.16(d), since December 4, 1998, PFG, SCHAS, X-Pert and PIP and since December 31, 1998, Yadkin, and Hoerner and Stucke as owners of the Owned Real Property, have not made any dividend or distribution of any of the Assets to any officer, director or shareholder of a Selling Group member or any affiliate or family member of such officer, director or shareholder.

         SECTION 7.17. CUSTOMERS/AGENTS/SUPPLIERS. SCHEDULE 7.17 attached hereto sets forth a true, accurate, and complete list of (a) the names of the top twenty-five (25) customers and distributors receiving goods from Selling Group (ranked by dollars) during 1998 , (b) the names of all agents and representatives who service customers on behalf of Selling Group, if any, and
(c) the names of the top ten (10) suppliers of raw materials, supplies or other goods or services to Selling Group (ranked by dollars) in connection with the Business, during 1998.

         SECTION 7.18. INSURANCE. Selling Group has delivered previously to Purchaser all policies of title, liability, fire, worker's compensation and other forms of insurance (including bonds) which insure against risks and liabilities to an extent and in a manner customary in the industry and which are reasonably adequate to provide coverage against risks of a nature to which Selling Group would normally be exposed in the operation of the Business. All such insurance policies and binders are in full force and effect. Selling Group has complied in all material respects with each of such insurance policies and binders and has not failed to give any notice or present any claim thereunder in a due and timely manner. To the best of Selling Group's knowledge, there are no outstanding unpaid claims under any of such insurance policies or binders and Selling Group has not received any notice of cancellation or non-renewal of any such policy or binder. To Selling Group's knowledge, there is no inaccuracy in any application for such policies or binders which would reasonably be expected to materially adversely affect coverage thereunder. No insurance carrier has canceled or reduced any insurance coverage for Selling Group or has given any notice or other indication of its intention to cancel or reduce any such coverage in the past five years.

         SECTION 7.19. BROKERS. Selling Group has not engaged any agent, broker or other person acting pursuant to the express or implied authority of Selling Group which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Assets or the Business.

         SECTION 7.20. UNDISCLOSED LIABILITIES. Selling Group has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not reflected or reserved against on the Current Financial Statements, except for non-material liabilities and obligations that have arisen in the ordinary and usual course of business and consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or is caused by any breach of contract, breach of warranty, tort, infringement or violation of law) and except for liabilities and obligations directly related to the transactions contemplated hereby, as set forth on the Schedules hereto.

         SECTION 7.21. PROPRIETARY RIGHTS. Except as set forth on SCHEDULE 7.21, Selling Group lawfully possesses, and the Assets will include, all Intellectual Property rights that are used or useful in the conduct of the Business. Except as set forth on Schedule 7.21, none of the Intellectual Property rights owned by Selling Group infringes upon the rights of any third party. Except as set forth on SCHEDULE 7.21, Selling Group does pay any royalty to any Person with respect to any of the Intellectual Property rights, Selling Group does not receive royalties with respect thereto and Selling Group has not licensed or sublicensed any of the Intellectual Property rights to any Person.

         SECTION 7.22. ACCOUNTS RECEIVABLE AND BAD DEBTS. Except for a mortgage note in the approximate face amount of $133,000 involving real property on South Park Avenue, Buffalo, New York, all notes and accounts receivable of Selling Group shown on the Current Financial Statements or thereafter acquired were or (to the extent not heretofore collected) are valid and genuine, were acquired in the ordinary course of business and are subject to no asserted counterclaims, defenses or setoffs (subject to reserves for bad debts as will be taken into account in the determination of Current Assets at Closing in accordance with
Section 5.04). SCHEDULE 7.22 attached hereto sets forth a true, materially complete and accurate list of all such reserves and a list of the accounts receivable and the aging of such customer receivables as of February 22, 1999.

         SECTION 7.23. CERTAIN BUSINESS RELATIONSHIPS WITH SELLING GROUP. Except as set forth in SCHEDULE 7.23 attached hereto, none of the officers, directors or stockholders of a Selling Group member, its affiliates or family members, has been involved in any business arrangement or relationship with a Selling Group member within the past 12 months.

         SECTION 7.24. WARRANTY AND PRODUCT LIABILITY CLAIMS.

         (a) Except as disclosed on SCHEDULE 7.24(a), there are no written warranties or guaranties, expressed or implied, with respect to any products manufactured or sold or services rendered in connection with the Business, and no claims are pending or asserted or, to the Knowledge of Selling Group, threatened that any product of Selling Group was defective or caused any injury or harm to any Person or property, including all such claims or allegations relating to returns, express or implied warranty violations, failure to warn or similar matters. To the Knowledge of each member of Selling Group, no Person has any basis upon which to make any such claims. All pending or, to the Knowledge of any Selling Group member, threatened or asserted claims set forth on SCHEDULE 7.24(a) are covered by insurance and are not subject to any deductibles other than the amount of the deductible set forth opposite such claim on such Schedule. There are no statements, citations or decisions specifically directed to Selling Group by any governmental entity stating that any product manufactured, marketed or distributed at any time by any Selling Group member is defective or unsafe or fails to meet any standards promulgated by any such governmental entity. There have been no recalls with respect to any product manufactured, marketed or distributed within the past five (5) years by any Selling Group member with a value greater than $10,000 and to the knowledge of Selling Group, no such recall is threatened.

         (b) SCHEDULE 7.24(b) sets forth all incidents involving personal injury since January 1, 1995 that have alleged to have been, or that, to the Knowledge of any Selling Group member, could be alleged to have been, caused by any product manufactured or sold by a Selling Group member or by any services rendered by a Selling Group member, regardless of whether a claim therefor has been asserted or threatened against any Person.

         SECTION 7.25. ABSENCE OF CERTAIN BUSINESS PRACTICES. Except as set forth on SCHEDULE 7.25, no Selling Group member, any officer, employee or agent of any Selling Group member, or any other person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist any Selling Group member in connection with any actual or proposed transaction relating to the Business) (i) which subjected or might have subjected any Selling Group member to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given in the past, might have had a Material Adverse Effect, (iii) which if not continued in the future, might have a Material Adverse Effect or subject any Selling Group member to suit or penalty in any private or governmental litigation or proceeding, (iv) for any of the purposes described in Section 162(c) of the Code or (v) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

         SECTION 7.26. YEAR 2000 COMPATIBILITY. To the Knowledge of each Selling Group member, all of the computer-based systems of each Selling Group member will have been upgraded on or before September 30, 1999 at a cost of not more than $10,000 so that such systems operating and effectively processing data for dates on and after January 1, 2000, including without limitation the processing, accepting, calculating, storing and outputting of times or dates on or after such date and any time periods determined or to be determined based on such times or dates.

         SECTION 7.27. DISCLOSURE. Except as set forth on Schedule 7.27, no provision of this Agreement relating to Selling Group, the Business or the Assets or any other document, Schedule, Exhibit or other information furnished by Selling Group to Purchaser in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading. In connection with the preparation of this Agreement and the documents, descriptions, opinions, certificates, Exhibits, Schedules or written material prepared by Selling Group and appended hereto or delivered or to be delivered hereunder, Selling Group agrees it will disclose to Purchaser any fact known to

Selling Group which Selling Group knows or believes would adversely affect Purchaser's decision to proceed with the execution of this Agreement. There is no fact now known to Selling Group relating to the Business or Assets which in Selling Group's reasonable opinion adversely affects the condition of the Assets, or the ownership, operation or financial condition of the Business which has not been disclosed to Purchaser or set forth in the Exhibits or Schedules attached hereto. All Schedules attached hereto are accurate and complete as of the date hereof.


                                  ARTICLE VIII
                           PURCHASER'S REPRESENTATIONS

         Purchaser hereby represents and warrants that:

         SECTION 8.01. ORGANIZATION; QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all corporate power and authority to (i) own and operate its properties, (ii) carry on its business as it is now being conducted, and (iii) carry out the transactions contemplated by this Agreement and to own and operate the Assets and the Business, subject to obtaining all necessary consents required for the transfer by Selling Group of the Assets, if any.

         SECTION 8.02. CONSENTS; AUTHORIZATION; EXECUTION AND DELIVERY OF AGREEMENT. All necessary consents and approvals have been obtained by Purchaser for the execution and delivery of this Agreement. The execution and delivery of this Agreement by Purchaser has been duly and validly authorized and approved by all necessary corporate action. Purchaser has full power and authority to execute and deliver and perform its obligations under this Agreement. This Agreement is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

         SECTION 8.03. BROKERS. Purchaser has not engaged any agent, broker or other person acting pursuant to the express or implied authority of Purchaser which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Assets or the Business.


                                   ARTICLE IX
             CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

         The obligation of Purchaser under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Purchaser:

         SECTION 9.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS AGREEMENT. All of the representations and warranties made by Selling Group in this Agreement shall be true and correct at and as of the Closing. Selling Group shall have complied with and performed all of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing. Purchaser shall have been furnished with a certificate executed by the President of each of the Operating Companies dated as of the Closing, certifying to the fulfillment of the foregoing conditions.

         SECTION 9.02. RESOLUTIONS. The Operating Companies shall deliver to Purchaser copies of the resolutions of the board of directors and stockholders of each (including a unanimous written consent of the stockholders of PFG) authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an officer of each Operating Company.

         SECTION 9.03. INCUMBENCY CERTIFICATES. Purchaser shall have received a certificate or certificates of an officer of each Operating Company, certifying as to the genuineness of the signatures of officers of each of the Operating Companies authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such officers. Purchaser shall have received a certificate of the Stockholders, certifying that they are, as the case may be, the sole owners of the Operating Companies and the Owned Real Property.

         SECTION 9.04. CONSENTS. Selling Group shall have delivered to Purchaser such instruments, consents and approvals of third parties (the form and substance of which shall be reasonably satisfactory to Purchaser) as are reasonably necessary to assign to Purchaser without modification thereof, as of the Closing, the Assets and the Assumed Contracts, and Purchaser shall have obtained all Authorizations reasonably necessary for the consummation of the transactions contemplated by this Agreement.

         SECTION 9.05. DUE DILIGENCE. Purchaser and its agents and representatives shall have conducted a satisfactory legal, tax, accounting, environmental, regulatory and business due diligence review of the Assets and the Business including, without limitation, the Business properties, and customers, the results of which shall be satisfactory to the Purchaser. If as a result of such due diligence review, Purchaser decides to terminate the Agreement or believes that a material change must be made to the Agreement, then Purchaser shall notify Selling Group of such determination within thirty (30) days after the execution of the Agreement or ten (10) days after receipt of final Schedules, as the case may be. Without limiting the generality of the foregoing, Purchaser shall be satisfied that the Assets constitute all assets and property necessary to operate the Business as Purchaser contemplates. If, during the course of its due diligence review, Purchaser obtains knowledge of a clear and material breach by Selling Group of any of the Selling Group's representations set forth herein (but not including knowledge of facts that may lead to a material breach), Purchaser shall provide the information upon which such knowledge is based to Selling Group.

         SECTION 9.06. NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the financial condition, assets, business, properties or prospects of the Business or Assets, from December 4, 1998 to the Closing.

         SECTION 9.07. OPINION OF COUNSEL TO SELLING GROUP. Purchaser shall have been furnished with an opinion of Phillips Lytle Hitchcock Blaine & Huber LLP, counsel to Selling Group, dated as of the Closing and addressed to Purchaser, and to any institution designated by Purchaser which has provided financing in connection with the transactions contemplated by this Agreement, in a form to be mutually agreed upon.

         SECTION 9.08. CLOSING ESCROW AGREEMENT. Selling Group shall have executed and delivered the Closing Escrow Agreement to Purchaser.

         SECTION 9.09. REAL AND PERSONAL PROPERTY. Selling Group shall have delivered to the Purchaser:

            (a) the Assignment and Bill of Sale assigning to Purchaser all of Selling Group's right, title and interest in and to the Existing Contracts, Intellectual Property and all other agreements and instruments constituting the Assets, dated as of the Closing Date;

            (b)   the Assumption Agreement;

            (c) an assignment of lease, dated as of the Closing Date, with respect to each Lease, in form reasonably satisfactory to Purchaser, together with any necessary transfer declarations or other filings;

            (d) certificates of title to all motor vehicles included in the Assets to be transferred to Purchaser hereunder, duly endorsed for transfer to Purchaser as of the Closing date;

            (e) a tax and title search which covers the Owned Real Property, fully guaranteed by a title insurance corporation licensed under Article 64 of the Insurance Law. The first set-out of the search shall be the first recorded source of title in the County Clerk's Office. The last continuation of the search shall be dated after the date hereof. Selling Group shall also provide local tax certificates where not covered by the search.

            (f) a survey of the Owned Real Property prepared by a professional who is licensed or otherwise authorized under the New York Education Law to practice land surveying ("Surveyor"). The survey shall be dated within four years prior to the Closing Date (provided that any such survey includes the current configuration of the buildings thereon and subject to any requirement imposed by any lender to Purchaser), be prepared according to Bar Association of Erie County standards and shall show the Owned Real Property and location of all buildings, other structures and improvements affecting it, along with Selling Group's affidavit of discharge.

            (g) Subject to the rights of the Erie County IDA, good and marketable title to the Owned Real Property in fee simple, free and clear of all liens and encumbrances, except as stated in this Agreement. Purchaser will accept the Owner Real Property subject to (i) restrictions of record, provided they do not conflict with the present improvements or uses, or intended uses or intended improvements (as defined in Paragraph 13 of the Bar Association of Erie County Contract) and have not been violated, unless their enforcement is barred by law; (ii) easements and rights-of-way of record for water lines, sanitary sewer lines, drainage, gas pipeline, electrical lines and telephone lines, provided they are or may be used to service the Owned Real Property and provided the present improvements, or intended uses or intended improvements are or will not be on the easements or rights of way;

            (h) title insurance in such form and substance as set forth in the Erie County Bar Association Real Estate Contract;

            (i) cure of any title defects to which Purchaser shall have objected within ten (10) days of receipt of written notice from Purchaser of such objection;

            (h) a Warranty Deed with lien covenant, together with such documentation reasonably necessary for Selling Group to comply with this Agreement.

            (k) such other documents or instruments as may be reasonably necessary to give effect to the intent of this Agreement.

         SECTION 9.10. EMPLOYMENT AGREEMENTS. Each of Hoerner, Stucke and William Alico ("Alico") shall have entered into an Employment Agreement with Purchaser according to the terms as set forth in EXHIBITS 9.10(a), (b) AND (c), respectively (which exhibits shall be attached to this Agreement prior to Closing).

         SECTION 9.11. HSR ACT NOTIFICATION. The applicable waiting period and the extensions thereof shall have expired or have been terminated pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSR Act").

         SECTION 9.12. ENVIRONMENTAL ASSESSMENT. Purchaser shall have conducted a Phase I environmental assessment (which shall include a record and site investigation and analysis), at the expense of Selling Group (such expense to be reimbursed by Purchaser upon the Closing), and as reasonably warranted by the results of such Phase I assessment, a Phase II assessment, of the Owned Real Property and all leased real property and the results of such environmental assessment shall be satisfactory to Purchaser in its sole discretion.

         Section 9.13. GOOD STANDING CERTIFICATES. Selling Group shall have provided to Purchaser, with respect to each corporate member of Selling Group, a good standing certificate issued by the Secretary of State of the state of incorporation of each such member, and a tax good standing certificate or franchise tax report showing all reports filed and all franchise taxes paid issued by the taxing authority of the state in which each such member has its principal business offices.


                                    ARTICLE X
                             CONDITIONS PRECEDENT TO
                       SELLING GROUP'S OBLIGATION TO CLOSE

         The obligations of Selling Group under this Agreement with respect to the sale of the Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Selling Group:

         SECTION 10.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS AGREEMENT. All of the representations and warranties by Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing. Purchaser shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement to be performed and complied with by it on or prior to the Closing. Selling Group shall have been furnished with a certificate of an officer of Purchaser, dated as of the Closing, certifying to the fulfillment of the foregoing conditions.

         SECTION 10.02. DIRECTORS' RESOLUTIONS. Purchaser shall deliver to Selling Group copies of the resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an authorized officer of Purchaser.

         SECTION 10.03. INCUMBENCY CERTIFICATE. Selling Group shall have received a certificate of a secretary of Purchaser, certifying as to the genuineness of the signatures of representatives of Purchaser authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such representatives.

         SECTION 10.04. OPINION OF COUNSEL TO PURCHASER. Selling Group shall have been furnished with an opinion of Edwards & Angell, LLP, counsel to Purchaser, dated as of the Closing and addressed to Selling Group in a form TO BE MUTUALLY AGREED UPON.

         SECTION 10.05. HSR ACT NOTIFICATION. The applicable waiting period and the extensions thereof shall have expired or have been terminated pursuant to the HSR Act.

         SECTION 10.06. EMPLOYMENT AGREEMENTS. Each of Hoerner,Stucke, Alico and Mesanovic shall have entered into an Employment Agreement with Purchaser according to the terms as set forth on EXHIBITS 9.10(a), (b), (c) AND (d), respectively (which exhibits shall be attached hereto prior to the Closing).


                                   ARTICLE XI
                                 CASUALTY LOSSES

         In the event that there shall have been suffered between the date hereof and Closing any casualty loss relating to the Assets that becomes known to any member of Selling Group, Stockholders will promptly notify Purchaser in such event. Selling Group shall, at its option, (i) repair, rebuild or replace the portion of the Assets damaged, destroyed or lost prior to the Closing Date, or (ii) assign to Purchaser at Closing all claims to insurance proceeds or other rights of Selling Group against third parties arising from such casualty loss (the "Claims"); provided, however, that if such insurance proceeds are or will not be sufficient in Purchaser's reasonable judgment to cover the entire casualty loss, then Selling Group shall pay the difference at Closing to the extent any Claim is not assignable; provided further, however, that if the amount payable by Selling Group would exceed $50,000, then Selling Group may elect not to pay such difference at Closing, in which event Purchaser may terminate this Agreement without further liability to either party. Such Claim may be pursued by Purchaser, for its own account and benefit, in the name of such Selling Group member.


                                   ARTICLE XII
                                 INDEMNIFICATION

         SECTION 12.01. INDEMNIFICATION BY SELLING GROUP. (a) After the Closing, Selling Group (except for Mesanovic who shall provide such indemnification only for Losses incurred by Purchaser relating to PIP) agrees on a joint and several basis to indemnify and to hold Purchaser, its shareholders, officers, directors, employees and agents harmless from and against and in respect of any Losses by Purchaser arising from or related to:

                  (i) Any liability not specifically and expressly assumed by the Purchaser, including without limitation any Non-Assumed Liability, whether or not known or asserted at or prior to Closing, relating to or arising from the ownership, operation, control or sale of the Business or any of the Assets or any other state of facts which existed at or prior to Closing;

                  (ii) Any misrepresentation or breach of warranty in any representation or warranty of Selling Group in this Agreement, the Schedules or Exhibits hereto, the Closing Escrow Agreement, the Bill of Sale, the Assumption Agreement or in any closing certificate delivered by a Selling Group member to Purchaser pursuant to Article IX hereof;

                  (iii) Any breach or non-fulfillment of any covenant or agreement on the part of a Selling Group member under this Agreement to be performed on or following the Closing Date;

                  (iv) All reasonable costs and expenses (including reasonable attorneys' fees) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Purchaser is indemnified against by Selling Group in this Agreement;

                  (v) Unless reflected on the Balance Sheet of the Operating Companies, all Losses related to any product liability claim relating to product sold, shipped, or manufactured by Selling Group prior to the Closing; and

                  (vi) Unless reflected on the Balance Sheet of the Operating Companies, all Losses related to any product warranty claim relating to product sold, shipped, or manufactured by Selling Group prior to the Closing.

                  (b) In addition and subject to the terms of this Article XII, Selling Group agrees on a joint and several basis to indemnify Purchaser against and hold it harmless from any and all Losses which Purchaser may incur by reason of the failure (if any) of Selling Group to comply with the bulk transfers article of the Uniform Commercial Code of New York and North Carolina.

                  (c) The indemnification obligations of Selling Group as provided herein shall only be with respect to indemnification claims made by Purchaser within eighteen (18) months after the Closing; provided, however, the indemnification obligations of Selling Group with respect to Losses incurred by Purchaser relating to:

                  (i) fraud (which is intentional) or intentional misrepresentation; or

                  (ii)     a breach of Section 7.15 (Tax Matters)

shall survive until thirty (30) days after the expiration of the applicable statute of limitations (including any extension thereof); the indemnification obligations of Selling Group with respect to Losses incurred by Purchaser relating to a breach of Section 7.12 shall survive for a period of ten (10) years after the Closing Date; and the indemnification obligations of Selling Group with respect to Losses incurred by Purchaser relating to a breach of
Section 7.01 shall survive without limitation.

                  (d) Notwithstanding any of the above, (i) Purchaser shall only be entitled to payment or reimbursement by Selling Group of its Losses pursuant to this Section 12.01 if the aggregate amount of all its Losses is at least $75,000 (which shall not include any Purchase Price Adjustment made pursuant to Section 5.04), in which event Purchaser shall be entitled to payment of all Losses; and (ii) Selling Group shall not be required to make payments to Purchaser pursuant to this Section 12.01 to the extent that the aggregate of all amounts paid to

Purchaser shall exceed the sum of $1,000,000, except that there shall be no limitation on Selling Group's liability to Purchaser for Losses incurred by Purchaser relating to intentional fraud or misrepresentation, or a breach of Section 7.01 or 7.15 hereof and the limitation for amounts paid to Purchaser with respect to Losses incurred arising out of a breach of Section
7.12 shall not exceed the sum of $2,000,000.

         SECTION 12.02. INDEMNIFICATION BY PURCHASER. (a) After the Closing, Purchaser agrees to indemnify and to hold Selling Group, and its directors, officers, stockholders, employees, representatives and agents harmless from and against and in respect of any Losses incurred by Selling Group from:

                  (i) All liabilities and obligations of Purchaser, and all claims and demands made in respect thereof relating to or arising from, Purchaser's ownership, operation or control of the Assets or the Business after the Closing, including on account of the Assumed Liabilities;

                  (ii) Any misrepresentation or breach of warranty in, or omission from, any representation or warranty of Purchaser, in this Agreement, the Schedules or Exhibits hereto, including the Closing Escrow Agreement, the Assumption Agreement or in any closing certificate delivered by Purchaser to Selling Group pursuant to Article X hereof;

                  (iii) Any breach or non-fulfillment of any covenant or agreement on the part of Purchaser under this Agreement to be performed on or following the Closing Date; and

                  (iv) All costs and expenses (including reasonable attorneys' fees) incurred by Selling Group in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Selling Group is indemnified against by Purchaser in this Agreement.

         (b) The indemnification obligations of Purchaser as provided herein shall only be with respect to indemnification claims made by Selling Group within nine (9) months after the Closing.

            SECTION 12.03. NOTICE OF CLAIMS; DEFENSE OF THIRD PARTY. A party claiming indemnification under this Article XII (the "ASSERTING PARTY") must notify (in writing, in reasonable detail and within a reasonable period of time after the Asserting Party becomes aware of such claim) the party from which indemnification is sought (the "DEFENDING PARTY") of the nature and basis of such claim for indemnification. If such claim relates to a THIRD PARTY CLAIM, the Defending Party and the Asserting Party shall decide which party will assume and control the defense of the Third Party Claim at its own expense with counsel selected by the Defending Party from and after such time as the Defending Party unconditionally agrees in writing that the Defending Party shall be obligated under the terms of its indemnity hereunder in connection with such Third Party

Claim Such agreement shall not be deemed an admission of liability as against any such third party.

         If the Defending Party does agree in writing or assume the defense as set forth above, the Third Party Claim pursuant to this Section 12.03, the Asserting Party shall have the right (i) to control the defense thereof and
(ii), if the Asserting Party shall have notified the Defending Party of the Asserting Party's intention to negotiate a settlement of the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to this indemnification), which notice shall include the material terms of any proposed settlement in reasonable detail, to settle the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder) on terms not materially inconsistent with those set forth in such notice, unless the Defending Party shall have notified the Asserting Party in writing of the Defending Party's election to assume liability for and the defense of the Third Party Claim pursuant to this Section
12.03 within ten days after receipt of such notice, and the Defending Party promptly thereafter shall have taken appropriate action to implement such defense. The Asserting Party shall not be entitled to settle any such Third Party Claim pursuant to the preceding sentence unless such settlement includes an unconditional release of the Defending Party by the Third party claimant on account thereof, PROVIDED that such requirement shall be deemed waived to the extent that the Defending Party does not undertake to provide and promptly execute and, concurrently with delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim. The Asserting Party and the Defending Party shall use all reasonable efforts to cooperate fully with respect to the defense and settlement of any Third Party Claim covered by this Article XII.

         SECTION 12.04. CLOSING ESCROW AGREEMENT. The obligation of Selling Group to indemnify Purchaser for Losses arising from or related to the matters described in Section 12.01 shall be secured by the amounts held pursuant to the Closing Escrow Agreement, the form of which is set forth in EXHIBIT 5.02.


                                  ARTICLE XIII
                         CONFIDENTIALITY, PRESS RELEASES

         SECTION 13.01. CONFIDENTIALITY. Each party shall treat the confidential information of the other with the same degree of confidentiality and security as it does its own confidential information.

         SECTION 13.02. PRESS RELEASES. No press release or public disclosure, either written or oral, of the existence or terms of this Agreement shall be made by a Selling Group member without the prior written consent of Purchaser. To the extent consistent with federal or state securities laws, Purchaser shall provide Selling Group with a draft of its proposed Press Release concerning any aspect of this Agreement and the transaction contemplated hereby for comment by Selling Group.

         SECTION 13.03. REQUIRED DISCLOSURES. This Article XIII shall not be construed to prohibit any party from making any disclosures to any governmental authority that it is required to make by law or from filing this Agreement with, or disclosing the terms of this Agreement to, any institutional lender to such party, or to prohibit a Selling Group member, Purchaser or any of their affiliates from disclosing to its investors, partners, accountants, auditors, attorneys, parent company and broker/dealers such terms of this transaction as are customarily disclosed to them in connection with the sale or acquisition of a business; PROVIDED, HOWEVER, that any such party shall be informed of the confidential nature of such information and shall agree to keep such information confidential; and PROVIDED, HOWEVER, that each party shall provide to the other reasonable advance copies of any public release except where the provision of such advance notice is not permissible.


                                   ARTICLE XIV
                                  BROKERS' FEES

         Each party represents and warrants to the other that it shall be solely responsible for the payment of any fee or commission due to any broker or finder it has engaged with respect to this transaction and the other party hereto shall be indemnified for any liability with respect to such payment pursuant to
Article XII of this Agreement.


                                   ARTICLE XV
                           COVENANTS OF SELLING GROUP

         SECTION 15.01. CONDUCT OF BUSINESS. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by the Purchaser in writing, each Selling Group member shall:

                  (a) carry on the Business in, and only in, the ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts to preserve intact its present business organization, maintain its properties in good operating condition and repair, keep available the services of its present officers and significant employees, and preserve its relationship with customers, suppliers and others having business dealings with it, to the end that its goodwill and going business shall be in all material respects unimpaired following the Closing;

                  (b) pay accounts payable and other obligations of the Business when they become due and payable in the ordinary course of business consistent with prior practice;

                  (c) perform in all material respects all of its obligations under all Assumed Contracts and other agreements and instruments relating to or affecting the Business or the Assets, and comply in all material respects with all laws applicable to it, the Assets or the Business;

                  (d) not enter into or assume any material agreement, contract or instrument relating to the Business, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof outside of the normal course of business;

                  (e) except as set forth on SCHEDULE 15.01(e), not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee employed in the operation of the Business or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee. (Set forth on Schedule 15.01(e) (to be provided no later than Closing) is a comparison of Compensation paid to each employee of Selling Group as of August 31, 1998 with such compensation as of February 28, 1999); and

                  (f) except as set forth on Schedule 15.01(f), not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 7.16(c);

                  (g) expect as set forth on Schedule 15.01(g), make no dividends or distributions from PFG to Hoerner, Stucke or any entity owned or controlled by Hoerner or Stucke except for normal and customary salary payments in the ordinary course of business, or any dividends necessary to make required income tax payments of Hoerner or Stucke because of their position as stockholders of "S" Corporations: PFG and SCHAS. For any such dividends or distributions paid to Hoerner and/or Stucke for tax payments, a certification shall be provided to Purchaser by Skrobacz & Company that such dividend was paid only for the purpose of such tax payment. To the extent that any other such withdrawals, dividends or disbursements are made, the Selling Group shall replenish the Net Worth or a deduction to the Purchase Price of such amount shall be made.

         SECTION 15.02. NO SOLICITATION. During the period beginning upon execution of this Agreement up to and including the Closing, no Selling Group member or any Person acting on its or his behalf shall (i) solicit or encourage any inquiries or proposals for, or enter into any discussions with respect to, the acquisition of any properties and assets held for use in connection with, necessary for the conduct of, or otherwise material to, the Business or (ii) furnish or cause to be furnished any non-public information concerning the Business to any Person (other than Purchaser and its agents and representatives), other than in the ordinary course of business or pursuant to law and after prior written notice to Purchaser. No Selling Group member shall sell, transfer or otherwise dispose of, grant any option or proxy to any Person with respect to, create any Lien upon, or transfer any interest in, any Asset, other than in the ordinary course of business and consistent with this Agreement.

         SECTION 15.03. ACCESS AND INFORMATION.

         (a) So long as this Agreement remains in effect, each Selling Group member will give Purchaser and its Advisors all reasonable access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of such Person's properties, assets, books, contracts, commitments, reports and records relating to the Business. In addition, each Selling Group member will permit Purchaser and its Advisors reasonable access to such personnel of Selling Group during normal business hours as may be necessary or useful to Purchaser, provided that access shall have been approved by each Selling Group member, in its review of the properties, assets and business affairs of the Business and the above-mentioned documents, records and information. Selling Group will keep Purchaser generally informed as to the affairs of the Business.

         (b) Selling Group will cause each Selling Group member to transfer to Purchaser at the Closing all books and records relating to the Business although, to the extent necessary for any Selling Group member to respond to any legal inquiry or deal with any tax matter, Purchaser shall, on and after the Closing, allow such Selling Group member reasonable access to the necessary books and records for such purpose, which right shall survive the Closing for a period of seven years.

         SECTION 15.04. FINANCIAL STATEMENTS. Until the Closing, on or before the 21st day of each month, each Selling Group member shall deliver to Purchaser monthly trial balances of the Business (without adjustment) as at and for the monthly period ending the last day of the preceding month (the "SUBSEQUENT MONTHLY TRIAL BALANCES"), which shall include a balance sheet and statement of income. At the time that the Subsequent Monthly Trial Balances are delivered to Purchaser, each Selling Group member shall by such delivery be deemed to have made the representations and warranties to the Purchaser with respect to such Subsequent Monthly Trial Balances set forth in Section 7.16.

         SECTION 15.05. USE OF BUSINESS NAME. Other than in connection with their employment with Purchaser, after the Closing, no Selling Group member will, directly or indirectly, use or do business, or assist any third party in using or doing business, under the names and marks "Perfect Fit Glove", "SCHAS Circular Industries", "X-Pert Industrial Products", "Perfect Industrial Products", "Yadkin Leasing Company", (or any other name confusingly similar to such name and mark).

         Section 15.06. CHANGE OF SELLING GROUP NAMES. Immediately after the Closing, Selling Group shall change the name of PFG, SCHAS, X-Pert, PIP and Yadkin to MERIAWNY, INC., MATTWNY, INC., JOEYWNY, INC., ANDREAWNY, INC. and MICHAELWNY, INC., respectively.

         SECTION 15.07. BANK ACCOUNTS. At least two weeks prior to the Closing each Selling Group member shall deliver to Purchaser a list setting forth all banks and other financial institutions with which Selling Group maintains an account or a safe deposit box, showing the account numbers of all such accounts and the names of the persons authorized as signatories thereon or to act or deal in connection therewith. Selling Group shall cooperate with Purchaser and shall execute all necessary documentation to effect fully any changes desired, as of the Closing, by Purchaser in the persons authorized as signatories thereon or to act or deal in connection therewith.

         SECTION 15.08. PAYMENT TO ALICO. At the Closing, Selling Group shall make a payment to Alico of $800,000 (less applicable withholdings) in connection with his execution of an employment agreement with Purchaser.

         SECTION 15.09. POST-CLOSING SCHEDULES. Selling Group hereby agrees to deliver the Schedules called for in Sections 7.16(a)(iii) and (iv) on a timely basis and Selling Group hereby agrees to provide a representation at the time of such delivery as to the financial statements delivered pursuant to Section 7.16(a)(iii) that is comparable to the representations made by Selling Group in
Section 7.16(b) with respect to the financial statements delivered pursuant to
Section 7.16(a)(i) and (ii).


                                   ARTICLE XVI
                                  MISCELLANEOUS

         SECTION 16.01. ADDITIONAL INSTRUMENTS OF TRANSFER. (a) From time to time after the Closing, each party shall, if requested by another party, make, execute and deliver such additional assignments, bills of sale, deeds and other instruments, as may be reasonably necessary or proper to carry out the specific provisions of this Agreement, including transfer to Purchaser of all of Selling Group's right, title and interest in and to the Assets. Such efforts and assistance shall be at the cost of the requesting party.

                  (b) Anything in this Agreement to the contrary notwithstanding, Selling Group is not obligated to sell, assign, transfer or convey to Purchaser any of its Interests without first obtaining all necessary approvals, consents or waivers. To the extent any of the approvals, consents or waivers required pursuant to Section 9.04 have not been obtained by Selling Group as of the Closing and Purchaser elects to proceed with the Closing, Selling Group shall, for the remaining term of such Interest, use its commercially reasonable efforts to (i) obtain the consent of any such third party; (ii) cooperate with Purchaser in any reasonable and lawful arrangements designed to provide the benefits (including, without limitation, the payment to Purchaser of any monies received by a Selling Group member in connection therewith) of such Interest to Purchaser so long as Purchaser performs all obligations with respect to the Interest (and the payment of all expenses in connection therewith); and (iii) enforce, at the request of Purchaser and at the expense and for the account of Purchaser, any rights of Selling Group arising from such Interest against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof upon the request of Purchaser); PROVIDED, HOWEVER, that neither Purchaser nor Selling Group shall be obligated to pay any consideration or other sums therefor (except for filing fees and other ordinary administrative charges and except as set forth above) to the third party, or to commence any proceedings against the third party, from whom such approval, consent or waiver is requested.

         SECTION 16.02. NOTICES. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered, sent by recognized overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

         (i)  If to Purchaser:

                  Bacou USA Safety, Inc.
                  10 Thurber Boulevard
                  Smithfield, RI 02917
                  Attention: Winfield W. Major, Esq.

                  with a required copy to:

                  Edwards & Angell, LLP
                  2800 BankBoston Plaza
                  Providence, Rhode Island  02903
                  Attention:  Richard M.C. Glenn, III Esq.


         (ii)  If to Selling Group Member:

                  Joseph P. Hoerner
                  5555 Armor Duells Road
                  Orchard Park, NY 14127

                  and

                  Frank A. Stucke
                  36 Pine Tree Lane
                  West Seneca, NY 14224

                  with a required copy to:

                  Phillips Lytle Hitchcock Blaine & Huber LLP
                  3400 Marine Midland Center
                  Buffalo, NY 14203
                  Attention:  James W. Smyton, Esq.


         Notices delivered personally shall be effective upon delivery against receipt. Notices delivered by overnight delivery service shall be effective when received. Notices delivered by registered or certified mail shall be effective on the date set forth on the receipt of registered or certified mail, or 72 hours after mailing, whichever is earlier.

         SECTION 16.03. EXPENSES. Each party shall bear its own expenses and costs incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby, except that Purchaser has agreed to assume and pay on the Closing Date up to $75,000 in reasonable professional fees incurred by Selling Group in connection with such transactions as are set forth on the Closing Date Financial Statements or as set forth on
Schedule 3.01. Purchaser shall pay Skrobacz & Company directly for the reasonable cost of preparing the financial statements of Selling Group pursuant to Section 7.16(iii) and (iv).

         SECTION 16.04. TRANSFER TAXES. Selling Group shall be liable to pay the transfer taxes imposed in connection with sale of the Owned Real Property to Purchaser hereunder. Purchaser shall bear all use, sales and transfer taxes, if any, imposed in connection with the sale and delivery of the Assets (other than the Owned Real Property) acquired by Purchaser under this Agreement. Notwithstanding anything else to the contrary set forth in this Section 16.04, Purchaser shall in no event be responsible in any manner for the payment of any Taxes on any income or gain which any Selling Group member may realize as a result of the sale of the Assets or otherwise related to the transactions contemplated by this Agreement.

         SECTION 16.05. COLLECTION PROCEDURES. From and after the Closing, Purchaser shall have the right and authority, at its expense, to collect for its account all items to which it is entitled as provided in this Agreement and to endorse with the name of the appropriate Selling Group member any checks or drafts received on account of any such items.

         SECTION 16.06. SPECIFIC PERFORMANCE. The parties recognize and acknowledge that in the event a Selling Group member shall fail to perform any of its material obligations under the terms of this Agreement, money damages alone will not be adequate to compensate Purchaser. The parties, therefore, agree and acknowledge that in the event a Selling Group member fails to perform such obligation under this Agreement prior to Closing, Purchaser shall be entitled, in addition to any action for monetary damages and in addition to any other rights and remedies on account of such failure, to specific performance of the terms of this Agreement and of the covenants and obligations hereunder.

         SECTION 16.07. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without application of principles of conflicts of law).

         SECTION 16.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (by merger or other operation of law or otherwise) without the prior written consent of the other party, which consent will not be unreasonably withheld, except that Purchaser shall have the right to assign its rights, interests and obligations under this Agreement after the Closing to any affiliate thereof or to any institutional lender, provided that Purchaser shall remain liable for its obligations hereunder.

         SECTION 16.09. SUCCESSORS AND ASSIGNS. All agreements made and entered into in connection with this transaction shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

         SECTION 16.10. AMENDMENTS; WAIVERS. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

         SECTION 16.11. ENTIRE AGREEMENT. This Agreement merges all previous negotiations and agreements between the parties hereto, either verbal or written, and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement.

         SECTION 16.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile signatures shall be deemed original signatures.

         SECTION 16.13. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any person.

         SECTION 16.14. SECTION HEADINGS. The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         SECTION 16.15. INTERPRETATION. As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter.

         SECTION 16.16. FURTHER ASSURANCES. (a) For a period of twelve (12) months after Closing, Selling Group agrees to provide to Purchaser from time to time any information that Selling Group possesses with respect to the operation of the Business and Assets prior to the Closing which the Purchaser reasonably requests in the future in connection with the Purchaser's financing efforts now or in the future.

         (b) With respect to the 401(k) Plan and the Profit Sharing Plans, it is Purchaser's intention to elect, within ninety (90) days after Closing, after thorough review of each such Plans, and after consultation with Selling Group, and subject to legal compliance, either to cause the Operating Companies to terminate each Plan and distribute the assets thereof to the Participants therein, or to allow the Participants to rollover their assets in such Plan into Purchaser's retirement plan.

         (c) Upon the Closing, all employees of the Operating Companies shall be offered employment with Purchaser in positions comparable to their current positions as employees of the applicable division or subsidiary of Purchaser. Except for Messrs. Hoerner, Stucke, Mesanovic and Alico, during the terms of their employment contracts, all such employees will be employees at will of Purchaser. The employees of the Operating Companies who elect to accept Purchaser's offer of employment will retain their years of seniority with the Operating Companies in their employment with Purchaser for purposes of vacation, health benefits and retirement plan eligibility and vesting. Notwithstanding the above, Purchaser makes no commitment of future employment to any employee of the Operating Companies nor is Purchaser making any commitment that it will not make future changes in job assignments, employment structure or compensation. Within 12 months after Closing, Purchaser shall have completed a review of Selling Group's benefit and welfare plans and shall convert such plans to Purchaser's plans. In such process, Purchaser shall make its best efforts to retain the general level of benefits of Selling Group employees.

         SECTION 16.17. THIRD PARTIES. Nothing herein, expressed or implied, is intended to or shall confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         SECTION 16.18. MEDIATION. In the event of any dispute between the parties hereto prior to any such party initiating Arbitration proceedings pursuant to Section 16.19, the parties shall endeavor to mediate such dispute for a period of 60 days. To assist in such mediation, the parties may elect to retain the services of a professional mediator experienced in Alternative Dispute Resolution among commercial parties, the costs of which shall be borne equally by the parties to the dispute. If, at the conclusion of such mediation period (as extended by mutual agreement of the parties), the dispute has not been resolved to the mutual satisfaction of the parties, then any party may initiate Arbitration proceedings, as appropriate.

         SECTION 16.19. ARBITRATION. In the event that Mediation proceedings shall not have resulted in the settlement of disputes among the parties, the parties shall initiate Arbitration proceedings. The parties shall select one (1) arbitrator in accordance with the laws of New York and the rules, regulations and procedures of the American Arbitration Association (the "AAA") except with respect to the selection of the arbitrator which shall be as provided in this
Section 16.19. The Purchaser and the Selling Group agree to appoint the arbitrator within thirty (30) days of receipt of notice from one party to the other parties setting forth a description of the claim and dispute and requesting that the arbitrator be appointed. If the parties fail to select an arbitrator within such thirty-day period, any party hereto may instruct the AAA to appoint an arbitrator. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The site of the arbitration shall be New York, New York. The arbitrators shall award reimbursement of attorneys' fees and other costs of arbitration to the prevailing party, in such manner as the arbitrators shall deem appropriate. In addition, the losing party shall reimburse the prevailing party for attorneys' fees and disbursements and court costs incurred by the prevailing party in successfully seeking any preliminary equitable relief or judicially enforcing any arbitration award.

         SECTION 16.20. TERMINATION. At any time prior to the Closing, this Agreement may be terminated (a) by the written consent of Selling Group and Purchaser, (b) by Purchaser if there has been a material misrepresentation, breach of warranty or breach of covenant by any Selling Group member in its representations, warranties and covenants set forth herein, (c) by all Selling Group members if there has been a material misrepresentation, breach of warranty or breach of covenant by Purchaser in its representations, warranties and covenants set forth herein, (d) by Purchaser if the conditions stated in Article IX have not been satisfied at or prior to the Closing Date or (e) by Selling Group if the conditions stated in Article X have not been satisfied at or prior to the Closing Date.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be executed by its duly authorized representative as of the day and year first above written.



                                     SELLING GROUP:


                                     PERFECT FIT GLOVE CO., INC.


                                     By: /s/ Joseph P. Hoerner
                                         ---------------------------------------
                                         Joseph P. Hoerner, President


                                     By: /s/ Frank A. Stucke
                                         ---------------------------------------
                                         Frank A. Stucke, Vice President


                                     SCHAS CIRCULAR INDUSTRIES, INC.


                                     By: /s/ Joseph P. Hoerner
                                         ---------------------------------------
                                         Joseph P. Hoerner, President


                                     By: /s/ Frank A. Stucke
                                         ---------------------------------------
                                         Frank A. Stucke, Vice President

                                     X-PERT INDUSTRIAL PRODUCTS LIMITED


                                     By: /s/ Frank a Stucke
                                         ---------------------------------------
                                         Frank A. Stucke, President


                                     By: /s/ Joseph P. Hoerner
                                         ---------------------------------------
                                         Joseph P. Hoerner, Vice President


                                     PERFECT INDUSTRIAL PRODUCTS, INC.


                                     By: /s/ Edward Mesanovic
                                         ---------------------------------------
                                     Edward Mesanovic, President and Secretary


                                     YADKIN LEASING COMPANY, INC.


                                     By: /s/ Joseph P. Hoerner
                                         ---------------------------------------
                                         President

                                     By: /s/ Frank A. Stucke
                                         ---------------------------------------
                                         Vice President

                                    STOCKHOLDERS:


                                    /s/ Frank A. Stucke
                                    -------------------------------------------
                                    Frank A. Stucke, Individually


                                    /s/ Joseph P. Hoerner
                                    -------------------------------------------
                                    Joseph P. Hoerner, Individually


                                    /s/ Edward Mesanovic
                                    -------------------------------------------
                                         Edward Mesanovic, Individually
                                    (with respect to his interest in PIP only)


                                    PURCHASER:


                                    BACOU USA SAFETY, INC.


                                    By: /s/ Walter Stepan
                                        ---------------------------------------
                                        Walter Stepan, Chairman, President and
                                        Chief Executive Officer


                                    By: /s/ Philip B. Barr
                                        ---------------------------------------
                                        Philip B. Barr, Vice Chairman,
                                        Treasurer and Secretary

                                  DEFINED TERMS


"ADVISORS" means the lenders, investors, accountants, counsel, consultants, employees and agents of each party to this Agreement.

"AUTHORIZATIONS" shall include all licenses, consents, permits, approvals and authorizations of public and governmental bodies.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. ss. 9601 et seq.).

"CODE" means the Internal Revenue Code of 1986, as amended.

"EBITDA" means the earnings of the Operating Companies before adjustments for interest, taxes, depreciation and amortization.

"ENVIRONMENTAL LAWS" means each of the following statutes and all regulations promulgated thereunder as well as any and all comparable State statutes and regulations in the form in which all such statutes and regulations exist on the date that this Agreement is executed (as updated to the Closing Date): CERCLA; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251, et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; RCRA; the Safe Drinking Water Act, 42 U.S.C. ss. 3300(f), et seq.; and the Toxic Substances Control Act, 15 U.S.C. ss. 2601, et seq.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"GOVERNMENT DOCUMENT" means any governmental approval, instrument, contract, lease, permit or other agreement or arrangement.

"HAZARDOUS SUBSTANCE" means any substance which, as of the date of this Agreement, is listed as hazardous or toxic in the regulations implementing CERCLA or RCRA or listed as a hazardous substance under any applicable state environmental laws, or any substance which has been determined by regulation, ruling or otherwise by any agency or court to be a hazardous or toxic substance regulated under federal or state law, and shall include petroleum and petroleum products.

"INTELLECTUAL PROPERTY" means all of the following, along with all related income, royalties, damages and payments, if any, due or payable as of the Closing Date or thereafter: inventions, trademarks, service marks, trade dress, trade names, patents, logos and registrations and applications for a registration thereof together with all of the goodwill associated therewith, copyrights and copyrightable works and registrations and applications for the registration thereof, computer software, data, data bases, documentation thereof, trade secrets and other confidential information, other intellectual property rights and intangible embodiments thereof (in whatever form or medium); together with all books, records, drawings and other indicia.

"KNOWLEDGE" with respect to the Selling Group means the actual knowledge of any officer or managerial employee regarding that subject matter which is the usual and customary responsibility of such person, as the case may be, in each case after due inquiry and investigation.

"LIENS" means any and all security interests, liens, pledges, charges, rights of third parties and encumbrances of every kind.

"LOSSES" means any losses, damages, costs, expenses (including costs of investigations and reasonable attorney fees), suits, demands, judgments and diminutions in value suffered or incurred by any Indemnified Party. All Losses shall be computed net of the Present Value (at Purchaser's then marginal borrowing cost) of the actual income tax effect (if any) resulting therefrom to Purchaser and of any insurance coverage with respect thereto.

"MATERIAL ADVERSE EFFECT" means, with respect to any Person, any effect that is, or series of related effects that are, in the aggregate, materially adverse to the business, assets, properties, condition (financial or otherwise) or prospects of such Person.

"NET WORTH" means net worth of Selling Group as determined in accordance with GAAP as consistently applied with past practices, less the value of any Excluded Asset and any Non-Assumed Liability.

"OWNED REAL PROPERTY" means all real property owned by Selling Group on or prior to the date hereof which is set forth on SCHEDULE 2.01.

"PERMITTED LIENS" means (i) any Lien for taxes and assessments not yet past due or otherwise being contested in good faith and for which appropriate reserves have been established and reflected on the Closing Date Balance Sheet (as such term is defined in Section 5.04), (ii) any Lien affecting real property that does not interfere with the use by Selling Group of the property subject thereto or affected thereby (including any easements, rights of way, restrictions, installations of public utilities, minor title imperfections and restrictions, reservations in land patents, zoning ordinances or other similar Liens), and
(iii) as to leaseholds, interests of the lessors thereof and Liens affecting the interests of such lessors.

"PERSON" means any individual, partnership, corporation, person or entity.

"RCRA" means the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. ss. 6901, et seq.).

"REAL PROPERTY LAWS" means all applicable laws,, zoning or use ordinances, rules, regulations and legal requirements.

TAX" or "TAXES" means all taxes, charges, fees, levies, imposts and other assessments including all income, sales, use, goods and services, value added, capital, capital gains, alternative net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, stamp duties, fees, assessments or similar charges in the nature of a tax, together with any interest, fines and penalties imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.

"THIRD PARTY CLAIM" means a claim, suit, litigation or other action by a third party against the Asserting Party or any fixed or contingent liability to a third party.